SEMI-MONTHLY STATUS UPDATE

MONTREAL, Canada, June 20, 2003 – Since its last status update, CINAR Corporation has announced the appointment of Richard Genest, CA, as Senior Vice President and Chief Financial Officer of the Company.  Mr. Genest has over 20 years experience in finance with large and publicly traded corporations and excels in strategic and business planning, budgeting, implementing systems and good business practices.

The appointment of Mr. Genest is just one example of how CINAR is positioning itself as a producer, distributor, partner and employer of choice.  Mr. Genest brings with him a proven track record in strategic planning, treasury and fiscal planning as well as a well-earned reputation for the highest of ethical standards.

CINAR has also continued to make significant progress in its ongoing transformation into a fully integrated entertainment and education leader.  Initiatives currently underway include:

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Transforming internal communications structures;

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Development of company wide business plan

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Reviewing compensation, training and professional development systems;

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Identifying expansion opportunities for existing brands;

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And leveraging the success of the Education division’s New York reading program across the United States.

CINAR Corporation is an integrated entertainment and education company involved in the development, production and post-production and worldwide distribution of non-violent, quality programming and educational products for children and families.  CINAR’s website is (www.cinar.com).

For information:

Nathalie Bourque  Tel: (514) 843-2309

This release may include information that could constitute forward-looking statements made pursuant to the safe harbour provision of the Private Securities Litigation Reform Act of 1995 (U.S.).  Forward-looking statements are identified by words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, and other similar expressions.  Actual results or conditions may differ from those anticipated by these and other forward-looking statements.  Such forward-looking statements are subject to a number of known or unknown risks and uncertainties.